AMENDMENT NO. 1
TO
SERIES A WARRANT TO PURCHASE
SHARES OF COMMON STOCK OF
GLOWPOINT, INC.

THIS AMENDMENT NO. 1 TO SERIES A WARRANT TO PURCHASE SHARES OF COMMON STOCK OF GLOWPOINT, INC. (this “Amendment”), dated as of September 21, 2007, is made by and among Glowpoint, Inc., a Delaware corporation (the “Issuer”) and ___________________ (the “Holder”).

Preliminary Statement

WHEREAS, the Issuer is the issuer and the Holder is the holder of Series A Warrant No. _______ to Purchase Common Stock of the Issuer (the “Warrant”); and

WHEREAS, the Issuer and the Holder desire to amend certain provisions of the Warrant as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.  Capitalized Terms. Capitalized terms used, but not defined, herein, shall have the meanings ascribed to such terms in the Warrant.

2.  Amendments to Warrant.

(a)  Additional Shares of Common Stock. The definition of “Additional Shares of Common Stock” in Section 8 of the Warrant is hereby deleted in its entirety and the following new definition shall be substituted in lieu thereof:

“ “Additional Shares of Common Stock” means all shares of Common Stock issued by the Issuer after the Original Issue Date, and all shares of Other Common, if any, issued by the Issuer after the Original Issue Date, except: (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders) or issued pursuant to the Purchase Agreements, as amended, (iii) securities issued pursuant to the terms of that certain Exchange Agreement, dated as of September 21, 2007, by and among the Maker and the holders signatory thereto, (iv) the issuance of the Notes and the Warrants, (v) the shares of Common Stock issuable upon the conversion of the Notes, (vi) the Warrant Stock, (vii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (viii) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to Issuer’s stock option plans and employee stock purchase plans approved by the Issuer’s board of directors, so long as such issuances in the aggregate do not exceed the number of shares of Common Stock (or options to purchase such number of shares of Common Stock) issuable pursuant to such plans as they exist as of September 21, 2007, (ix) any warrants issued to the placement agent and its designees for the transactions contemplated by the Purchase Agreements, (x) the payment of any dividends on the Issuer’s Series B convertible preferred stock, (xi) securities issued pursuant to a bona fide firm underwritten public offering of the Issuer’s securities, (xii) the payment of liquidated damages pursuant to the Registration Rights Agreement dated February 17, 2004 between the Issuer and the parties listed therein and (xiii) the issuance of Common Stock upon the exercise or conversion of any securities described in clauses (i) through (xii) above.”

(b)  Notes. The definition of “Notes” in Section 8 of the Warrant is hereby deleted in its entirety and the following new definition shall be substituted in lieu thereof:

“ “Notes” shall mean collectively, each of the following, as the same may be amended from time to time: (1) the senior secured convertible promissory notes issued pursuant to the Purchase Agreement, and that certain Note and Warrant Purchase Agreement, dated as of April 12, 2006, by and among the Maker and the purchasers listed therein (collectively with the Purchase Agreement, the “2006 Purchase Agreements”), (2) the additional senior secured convertible promissory notes in the aggregate principal amount of up to $3,600,000 issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of September 21, 2007, by and among the Maker and the purchasers listed therein (collectively with the 2006 Purchase Agreements, the “Purchase Agreements”), and (3) any additional senior secured convertible promissory notes issued from time to time as interest on the outstanding principal balance of the foregoing promissory notes.”

(c)  Warrants. The definition of “Warrants” in Section 8 of the Warrant is hereby deleted in its entirety and the following new definition shall be substituted in lieu thereof:

“ “Warrants” shall mean, collectively, each of the following, as the same may be amended from time to time: (A) the warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreements (including, without limitation, this Warrant); (B) the warrants to purchase shares of Common Stock issued in connection with the amendment of the senior secured convertible promissory notes issued pursuant to the 2006 Purchase Agreements; and (C) any other warrants of like tenor issued in substitution or exchange for any of the foregoing Warrants pursuant to the provisions of Section 2(c), 2(d) or 2(e) thereof.”

(d)  Notice of Adjustments. Section 5 of the Warrant is hereby deleted in its entirety and the following new Section 5 shall be substituted in lieu thereof:

“5. Notice of Adjustments; Dispute Resolution. Whenever the Warrant Price or Warrant Share Number shall be adjusted pursuant to Section 4 hereof (for purposes of this Section 5, each an "adjustment"), the Issuer shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price and Warrant Share Number after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant promptly after each adjustment. Notwithstanding any dispute between the Issuer and the Holder of this Warrant with respect to the matters set forth in such certificate, the Issuer shall cause its transfer agent to promptly issue to the Holder the number of shares of Warrant Stock that is not disputed.”

(e)  Certain Other Distributions. Section 4(c)(i) of the Warrant is hereby amended by deleting the parenthetical contained therein.

(f)  Notices to the Company. The notices information for the Issuer in Section 12 of the Warrant is hereby deleted in its entirety and the following new notices information be substituted in lieu thereof:

“Glowpoint, Inc.
225 Long Avenue
Hillside, New Jersey 07205
Attention: Chief Executive Officer
Tel. No.: (312) 235-3888 x2053
Fax No.: (973) 391-1904

and

General Counsel
Glowpoint, Inc.
225 Long Avenue
Hillside, New Jersey 07205
Tel. No.: (312) 235-3888 x 2087
Fax No.: (973) 556-1272

with copies (which copies
shall not constitute notice
to the Issuer) to:

Gibbons P.C.
One Gateway Center
Newark, New Jersey 07102
Attn: Frank Cannone, Esq.
Tel. No.: (973) 596-4500
Fax No.: (973) 596-0545”

3.  Ratification. Except as expressly amended hereby, all of the terms, provisions and conditions of the Warrant are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

4.  Entire Agreement. This Amendment and the Warrant constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

5.  Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

6.  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Each party shall be entitled to rely on a facsimile signature of any other party hereunder as if it were an original.

7.  Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

8.  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GLOWPOINT, INC.

By:
Name:
Title:

[Holder]

By:
Name:
Title:

Signature Page to Amendment No. 1 to Warrant